EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3 No. 333-            ) and related Prospectus of Fresh Del Monte Produce Inc. for the registration of debt securities and ordinary shares, $0.01 par value and to the incorporation by reference therein of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of Fresh Del Monte Produce Inc., Fresh Del Monte Produce Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fresh Del Monte Produce Inc. included in its Annual Report (Form 20-F) for the year ended December 29, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida

July 5, 2007